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                                                                 Exhibit 99.1



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BAKER
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                                                       N E W S  R E L E A S E
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                                        CONTACT:       David Higie
                                        PHONE:         (412) 269-6449
                                        RELEASE:       Immediate (Aug. 10, 2005)


      BAKER FILES FORM 12B-25 WITH THE SECURITIES AND EXCHANGE COMMISSION

      PITTSBURGH - Michael Baker Corporation (the "Company") (AMEX:BKR) announced today that it has filed Form 12b-25 with the Securities and Exchange Commission (SEC), advising that additional time is needed for the Company to complete its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which was due on August 9, 2005. The Company will also be delaying the issuance of a news release announcing its financial results for the same period, as well as the associated conference call and webcast.

      As cited in the Form 12b-25, the reason for the delay relates to accrual errors in accounting for income tax expense and income tax withholding certificates in the Company's Nigerian operations. The Company, which has two subsidiaries through which it conducts its Nigerian operations, is currently reviewing its tax position in Nigeria and believes that it will be restating its 2004, 2003 and 2002 financial statements included in the Company's 2004 Form 10-K. In 2004, Nigerian revenues represented slightly less than 40% of the Company's total reported foreign revenues of $67.2 million.

      The Company is also reviewing the need to accrue an initial "incurred but not reported" liability for certain self-insured professional liability losses. The Company has not previously recorded a liability for this exposure. If it determines that such a liability should be recorded, management anticipates that the pre-tax amount of this adjustment will not exceed $1.5 million, with a portion attributed to an opening retained earnings adjustment as of January 1, 2002, and the balance spread over restated periods for 2004, 2003, and 2002.

      In the interest of providing information to its shareholders with respect to the quarter ended June 30, 2005, the Company is announcing the following unaudited financial results for that quarter. Revenues for the three months ended June 30, 2005 were approximately $139 million with diluted net income per share in the range of $0.35 to $0.40. The Company cautions shareholders that all of these results are preliminary and subject to change, possibly materially, following the re-audit of the financial statements for the fiscal years ended December 31, 2004, 2003 and 2002, and that this information does not represent all of the information that would be included in a Quarterly Report on Form 10-Q with respect to this quarter's financial results.

      Commenting on the filing, Baker's President and Chief Executive Officer, Donald P. Fusilli, Jr., said "We are disappointed to be delayed in reporting our second quarter financial results and the need to

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restate prior reporting periods. We continue to believe in our business model and do not believe these immediate challenges will have any significant impact on our business model or cash flows."

      The complete Form 12b-25 text is available on the SEC's EDGAR site at www.sec.gov, or on the Investor Relations section of Baker's website at www.mbakercorp.com.

      Michael Baker Corporation provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, linear utilities, transportation, water/wastewater, and oil & gas. With more than 4,200 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

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